SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
September 30, 2009
United Community Banks, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 0-21656	No. 58-180-7304

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
63 Highway 515, P.O. Box 398
Blairsville, Georgia 30512
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(706) 781-2265
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01 Other Events.
On September 30, 2009, United Community Banks, Inc. (the “Company”) completed the sale of 44,505,000 shares of its common stock, $1.00 par value per share, at public offering price of $5.00 per share, including 5,805,000 shares which were sold to the underwriters pursuant to an option to purchase additional shares to cover any over-allotments. Sandler O’Neill + Partners, L.P. and SunTrust Robinson Humphrey served as joint book-running managers for the offering and Raymond James served as co-manager. The option to purchase additional shares was exercised by the underwriters on September 30, 2009.
The net proceeds from the offering, including the shares issued pursuant to the option exercise, totaled approximately $210.9 million, after deducting fees and estimated offering expenses payable by the Company.
On September 30, 2009, the Company issued a press release announcing the completion of the Company’s public offering and the exercise of the option. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:
99.1	Press Release, dated September 30, 2009, announcing the completion of the Company’s public offering of its common stock and the exercise of the option to purchase additional shares by the underwriters.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Rex S. Schuette
Rex S. Schuette
September 30, 2009	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 30, 2009, announcing the completion of the Company’s public offering of its common stock and the exercise of the option to purchase additional shares by the underwriters.